Execution Version

GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282	BANK OF MONTREAL BMO CAPITAL MARKETS CORP. 3 Times Square 28th Floor New York, New York 10036

September 15, 2019

Project Sunrise
Commitment Letter

Winnebago Industries, Inc.
P. O. Box 152
Forest City, Iowa 50436
Attention: Bryan L. Hughes, Vice President, Chief Financial Officer

Ladies and Gentlemen:
You have advised Goldman Sachs Bank USA (“GS”), Bank of Montreal (“BMO”) and BMO Capital Markets Corp. (“BMOCM” and, together with BMO, the “BMO Parties”) (GS and the BMO Parties are collectively referred to herein as the “Commitment Parties” or “us” or “we”) that Winnebago Industries, Inc., an Iowa corporation (“you” or the “Company”), intends to enter into the transactions described in the Transaction Summary attached hereto as Exhibit A (the “Transactions”). Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1.	Commitments
In connection with the Transactions, (a) GS is pleased to advise you of its several, and not joint, commitment to provide 65% of the aggregate principal amount of the Bridge Facility and (b) BMO is pleased to advise you of its several, and not joint, commitment to provide 35% of the aggregate principal amount of the Bridge Facility, in each case, upon the terms and conditions set forth in this letter and Exhibits B and C hereto (the Summary of Terms and Conditions set forth on Exhibit B hereto is referred to herein as the “Term Sheet”).

2.	Titles and Roles
It is agreed that (i) GS and BMOCM will act as joint lead arrangers and joint bookrunners for the Bridge Facility (acting in such capacities, the “Lead Arrangers”) and (ii) GS will act as sole syndication agent, documentation agent, administrative agent and collateral agent for the Bridge Facility.
It is further agreed that GS will have “left” placement in any marketing materials or other documentation used in connection with the Bridge Facility and BMOCM will have placement to the immediate right of GS in any marketing materials or other documentation used in connection with the Bridge Facility.
You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and Fee Letter referred to below) will be paid in connection

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with the Bridge Facility (or any such increase in the amount of the Bridge Facility, if any), unless you and us shall reasonably agree.

3.	Syndication
The Lead Arrangers intend to syndicate the Bridge Facility to a group of banks, financial institutions and other institutional lenders identified by them in consultation with you (such banks, financial institutions and other institutional lenders, together with the Commitment Parties, the “Lenders”); provided that (a) the Lead Arrangers will not syndicate or offer the opportunity to acquire a commitment or provide any portion of the Bridge Facility to any Disqualified Lenders (as defined below) and (b) notwithstanding the Lead Arrangers’ right to syndicate the Bridge Facility and receive commitments with respect thereto, (i) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Bridge Facility on the Closing Date) in connection with any syndication, assignment or participation of the Bridge Facility, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by any Commitment Party shall become effective as between you and such Commitment Party with respect to all or any portion of such Commitment Party’s commitments in respect of the Bridge Facility until after the initial funding of the Bridge Facility and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. For purposes of this Commitment Letter, the term “Disqualified Lender” shall mean (x) any entity separately identified in writing (i)  prior to the date hereof (as defined below) on the “Disqualified Lender” list provided by you to us or (ii) after the date hereof in a supplement to the “Disqualified Lender” list provided the addition of such entity to such list is reasonably acceptable to the Lead Arrangers, (y) any entity reasonably determined by the Company to be a competitor of the Company, the Target or any of their respective Subsidiaries (each, a “Competitor”), in each case that is identified by name in writing on the “Disqualified Lender” list or in a supplement to the “Disqualified Lender” list provided to the Lead Arrangers from time to time after the date hereof and (z) in the case of the foregoing clauses (x) and (y), any affiliate of such entity, which affiliate is either (i) clearly identifiable as such based solely on the similarity of its name and is not a bona fide debt investment fund or (ii) identified as an affiliate in writing after the date hereof in a written supplement to the “Disqualified Lender” list and is not a bona fide debt investment fund; provided that any supplement to the “Disqualified Lender” list shall become effective three (3) business days after delivery to the Lead Arrangers, but which supplement shall not apply retroactively to disqualify any entities that have previously acquired a commitment or a participation in the Bridge Facility in accordance with the terms of this Commitment Letter or the Credit Documentation; provided, further that, no supplements shall be made to the “Disqualified Lender” list from and including the date of the launch of primary syndication of the Bridge Facility through and including the Syndication Date.
The Lead Arrangers intend to commence syndication efforts promptly, and, until the earlier to occur of (x) the date that is 60 days following the Closing Date and (y) a Successful Syndication (as defined in the Fee Letter) (such earlier date, the “Syndication Date”), you agree actively to assist (and, to the extent not in contravention of the Acquisition Agreement (as defined in Exhibit A), to use your commercially reasonable efforts to cause the Target and its subsidiaries to actively assist) the Lead Arrangers in completing a syndication reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your affiliates’ existing banking relationships, (B) direct contact between appropriate members of your senior management and advisors and the proposed Lenders (and, to the extent not in contravention of the Acquisition Agreement, using your commercially reasonable efforts to ensure such contact between senior management of the Target and the proposed Lenders), in all such cases at times and locations to be mutually agreed upon, (C) your

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preparing and providing to the Lead Arrangers (and, to the extent not in contravention of the Acquisition Agreement, using commercially reasonable efforts to cause the Target to prepare and provide) all customary information with respect to you and your subsidiaries and the Target and its subsidiaries and the Transactions, including all customary financial information and Projections (as defined below), as any Lead Arranger may reasonably request in connection with the arrangement and syndication of the Bridge Facility and your assistance (and, to the extent not in contravention of the Acquisition Agreement, using your commercially reasonable efforts to cause the Target to assist) in the preparation of one or more confidential information memoranda or lender slides (each, a “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (D) prior to the launch of the syndication, procuring a public corporate credit rating and a public corporate family rating in respect of the Company from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and ratings for the Senior Notes from each of S&P and Moody’s, (E) your hosting, with the Lead Arrangers, of one or more meetings of prospective Lenders at times and locations to be mutually agreed (and, to the extent not in contravention of the Acquisition Agreement, using your commercially reasonable efforts to cause the senior management of the Target to be available for such meetings) and (F) your ensuring that, prior to the Syndication Date, there is no competing offering, placement, arrangement or syndication of any debt securities (other than as contemplated in the Fee Letter) or bank financing or other credit facilities (other than the Bridge Facility or any Permitted Surviving Debt (as defined below)) or announcement thereof by or on behalf of you and your subsidiaries that could reasonably be expected to materially impair our syndication of the Bridge Facility and your using commercially reasonable efforts to ensure that there is no competing offering, placement, arrangement or syndication of any debt securities or bank financing or other Bridge Facility or announcement thereof by or on behalf of the Target and its subsidiaries (other than the Bridge Facility or any Permitted Surviving Debt), in all cases under this clause (F), if such offering, placement, arrangement or syndication could reasonably be expected to materially impair our syndication of the Bridge Facility. For purposes of this Commitment Letter and the Credit Documentation, the term “Permitted Surviving Debt” shall mean (i) purchase money indebtedness, capital leases and equipment financings of the Target and its Subsidiaries that will remain outstanding following the Closing Date, (ii) intercompany indebtedness among the Target and its subsidiaries, (iii) other ordinary course working capital facilities of the Target and its subsidiaries that will be repaid in full and terminated on or prior to the Closing Date, (iv) any indebtedness specifically contemplated by the Acquisition Agreement to remain outstanding following the Closing Date, (v) the asset-based revolving credit facility (“Existing ABL Facility”) under the existing credit agreement dated November 8, 2016 among Winnebago Industries, Inc., Winnebago of Indiana, LLC and Grand Design RV, LLC, the other loan parties thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent (as amended, restated, supplemented or otherwise modified to date, “Existing Credit Agreement”), (vi) the term loan facility (“Existing Term Loan Facility”) under the Loan Agreement, dated November 8, 2016, among the Borrower, Octavius Corporation, a subsidiary of the Borrower, as borrower, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified to date, the “Existing Term Loan Agreement”) and (vii) other customary indebtedness that is permitted to be outstanding by the terms of the Existing ABL Facility, the Existing Term Loan Facility, the Credit Documentation or is otherwise reasonably agreed by you and the Commitment Parties to remain outstanding following the Closing Date.
Upon the reasonable request of the Lead Arrangers, you will furnish, and to the extent not in contravention of the Acquisition Agreement, use your commercially reasonable efforts to cause the Target to furnish, for no fee, to the Lead Arrangers an electronic version of your and your subsidiaries’ and the Target’s and its subsidiaries’ trademarks, service marks and corporate logos for use in marketing materials for the purpose of facilitating the syndication of the Bridge Facility (the “License”); provided, however, that the License shall be used solely for the purpose described above and may not be assigned or transferred.

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You hereby authorize the Lead Arrangers to download copies of the Company’s trademark logos from its website and post copies thereof on the IntraLinks site, SyndTrak site or similar workspace established by GS to syndicate the Bridge Facility and use the logos on any Confidential Information Memorandum, presentations and other marketing materials prepared in connection with the syndication of the Bridge Facility or in any advertisements (to which you consent, such consent not to be unreasonably withheld, delayed or conditioned) that the Lead Arrangers may place after the closing of any of the Bridge Facility in financial and other newspapers and journals, or otherwise, at its own expense describing its services to the Company hereunder. Other than assignments from GS to Goldman Sachs Lending Partners LLC, without limiting your obligations to assist with syndication efforts as set forth in this paragraph, we agree that we will not be released from our commitment hereunder in connection with any syndication or assignment to any Lender unless (A) (i) you have consented to such syndication or assignment in writing (such consent not to be unreasonably withheld, delayed or conditioned) and (ii) any such Lender has entered into customary amendment, restatement or joinder documentation (in form and substance reasonably satisfactory to the Commitment Parties and you) with respect to this Commitment Letter committing to provide a portion of the Bridge Facility (in which case our commitments hereunder shall be reduced at such time by an amount equal to the commitment assumed by such Lender) or (B) such Lender shall have entered into the applicable Credit Documentation and funded the portion of the Bridge Facility required to be funded by it on the Closing Date. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein shall not constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date and it is understood that the Commitment Parties’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Bridge Facility and in no event shall the commencement or successful completion of syndication of the Bridge Facility constitute a condition to the availability of the Bridge Facility on the Closing Date.
The Lead Arrangers will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders, in all cases, subject to the provisions hereof with respect to Disqualified Lenders. You hereby acknowledge and agree that the Lead Arrangers will have no responsibility other than to arrange the syndication as set forth herein and in no event shall any Commitment Party be subject to any fiduciary or other implied duties in connection with the transactions contemplated hereby.
At the request of the Lead Arrangers, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you, your affiliates, the Target and its subsidiaries and the Acquisition that is either publicly available or not material with respect to you and your affiliates, the Target and its subsidiaries, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or the Target or your or its affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”). You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) drafts and final definitive documentation with respect to the Bridge Facility, (b) marketing term sheets and administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda), and (c) notifications of changes in the

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terms of the Bridge Facility may be distributed to Public Side Lenders. You acknowledge that any Commitment Party’s public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (E) of the third preceding paragraph; provided that, such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Bridge Facility has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the Bridge Facility to trade or (ii) in violation of any confidentiality agreement between you and the relevant Commitment Party.
In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof or other Public Information, representing that it only contains Non-MNPI. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof.
For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding on you or your affiliates; provided that, at the reasonable request of any Lead Arranger, you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information.

4.	Information
You hereby represent and warrant that (with respect to any information relating to the Target and its subsidiaries, to your knowledge) (a) all written information (including all Information Materials), other than the Projections, other forward-looking information, budgets, forecasts, estimates and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or, at your direction, by any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, after giving effect to all supplements and updates thereto provided through the date furnished, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (when taken as a whole and after giving effect to all supplements and updates thereto provided through the date furnished) and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or, at your direction, by any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being understood that (i) the Projections are as to future events and are not to be viewed as facts, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) the Projections are subject to significant uncertainties and contingencies and no assurance can be given that the projected results will be realized). You agree that if, at any time prior to the later of (x) Closing Date and (y) the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the information and Projections were being furnished, and such representations were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, to the extent not in contravention of the Acquisition Agreement, will use commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and the Projections so that (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) such representations will be correct in all

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material respects under those circumstances. You understand that in arranging and syndicating the Bridge Facility we may use and rely on the Information and Projections without independent verification thereof.

5.	Fees
As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Fee Letter (the “Fee Letter”) dated the date hereof and delivered herewith on the terms and subject to the conditions set forth therein.

6.	Conditions
The Commitment Parties’ commitments and agreements hereunder are subject solely to the satisfaction (or waiver by the Commitment Parties) of solely the conditions set forth in this Section 6, in Exhibit C and in Exhibit B under the heading “CERTAIN CONDITIONS – Conditions Precedent”.
Notwithstanding anything in this Commitment Letter, the Fee Letter or the definitive documentation for the Bridge Facility (the “Credit Documentation”) to the contrary, (a) the only representations relating to you and your subsidiaries and the Target and its subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Bridge Facility on the Closing Date shall be (i) such of the representations made by or on behalf of the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to your (or any of your affiliates’) obligations to close the Acquisition under the Acquisition Agreement or you (or any of your affiliates) have the right to terminate your (or any of your affiliates’) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth in this Section 6, in Exhibit C and in Exhibit B under the heading “CERTAIN CONDITIONS – Conditions Precedent”, in each case, limited on the Closing Date as indicated therein, are satisfied (or waived by the Commitment Parties) (it being understood that, to the extent any collateral (including the grant or perfection of any security interest) referred to in the Term Sheet is not or cannot be provided on the Closing Date (other than the grant and perfection of security interests (i) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or (ii) in the equity interests, if any, of the Target or the wholly owned material subsidiaries of the Target (to the extent required by the Term Sheet (provided that such equity securities will be required to be delivered on the Closing Date only to the extent received from the Company after your use of commercially reasonable efforts to do so)) with respect to which a lien may be perfected by the delivery of an equity certificate) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and perfection of such collateral shall not constitute a condition precedent to the availability and initial funding of the Bridge Facility on the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements to be mutually agreed by the Administrative Agent and the Company). For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheet relating to corporate or other organizational existence, organizational power and authority of the Company and the Guarantors to enter into and perform the Credit Documentation, due authorization, execution and delivery by the Company and the Guarantors of, performance of, and enforceability against the Company and the Guarantors of, the Credit Documentation, creation, perfection and priority of the security interests granted in the proposed Collateral (as defined in Exhibit B) (subject to the limitations set forth in the preceding sentence), no conflicts of the Credit Documentation with the organizational documents of the Company and the Guarantors or with material debt agreements, use of proceeds not violating margin regulations, anti-corruption laws, sanctions

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and the PATRIOT Act, Investment Company Act, solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit C), Federal Reserve margin regulations and anti-corruption laws and sanctions. Notwithstanding anything in this Commitment Letter or the Fee Letter to the contrary, the only conditions to availability and initial funding of the Bridge Facility on the Closing Date are set forth in this Section 6 and in Exhibit B under the heading “CERTAIN CONDITIONS – Conditions Precedent”, in each case, limited on the Closing Date as indicated therein. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

7.	Indemnification and Expenses
You agree (a) to indemnify and hold harmless the Commitment Parties, their respective affiliates and their respective directors, officers, employees, advisors, affiliates, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject, to the extent arising out of or in connection with this Commitment Letter, the Fee Letter, the Bridge Facility, the use of the proceeds thereof or the Acquisition and the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (each a “Proceeding”), regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such indemnified persons, taken as a whole and, if relevant, of a single local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole, and, solely in the case of a conflict of interest, where the indemnified person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, another firm of counsel for such affected indemnified person) and other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have arisen from (i) the willful misconduct, bad faith or gross negligence of such indemnified person or any of such indemnified person’s affiliates or any of its or their respective Controlled Related Parties (as defined below) or their successors (as determined by a final, non-appealable judgment of a court of competent jurisdiction), (ii) a material breach by such indemnified person or any of such indemnified person’s affiliates or any of its or their respective Controlled Related Parties of any of its or their respective obligations under this Commitment Letter (as determined by a final, non-appealable judgment of a court of competent jurisdiction pursuant to a claim initiated by you), including such Commitment Party’s obligations to fund the Bridge Facility on the Closing Date if so required in accordance with the provisions of this Commitment Letter or (iii) disputes solely between and among indemnified persons not arising from any act or omission of the Company or any of its affiliates (other than claims against an indemnified person acting in its capacity as an agent or arranger or similar role under the Bridge Facility), and (b) regardless of whether the Closing Date occurs, to reimburse the Commitment Parties and their respective affiliates from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to due diligence expenses, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Commitment Parties and of a single local counsel to the Commitment Parties in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Bridge Facility and any related documentation (including this

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Commitment Letter and the Credit Documentation) or the administration, amendment, modification, waiver or enforcement thereof. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person). No indemnified person shall be liable for any damages directly or indirectly arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, Intralinks, the internet, email or similar electronic transmission systems, except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such indemnified person (or any of its Controlled Related Parties). None of the indemnified persons or you, the Target or any of your or their respective affiliates or the respective directors, officers, employees, advisors, agents or other representative of the foregoing or any successor or assign of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Bridge Facility or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7. The foregoing provisions in this Section 7 shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Credit Documentation upon execution thereof and thereafter shall have no further force and effect. As used above, a “Controlled Related Party” of any person or entity means (1) any controlling person or controlled affiliate of such indemnified person, (2) the respective directors, officers or employees of such indemnified person or any of its controlling persons or controlled affiliates and (3) the respective agents, advisors and representatives of such indemnified person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such indemnified person, controlling person or such controlled affiliate; provided that each reference to a controlling person, controlled affiliate, director, officer or employee in this sentence pertains to a controlling person, controlled affiliate, director, officer or employee involved in the structuring, arrangement, negotiation or syndication of this Commitment Letter and the Bridge Facility.

8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities
You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. You further acknowledge that each Commitment Party (or an affiliate) is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services and such person may from time to time provide investment banking and other financial services to, and effect transactions for, its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Target, your or the Target’s respective affiliates, of other companies that may be the subject of the transactions contemplated by this Commitment Letter and of other companies with which you may have commercial or other relationships. You further acknowledge that no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate (including the Credit Documentation). With respect to any securities and/or financial instruments so held by any Commitment Party (or an affiliate) or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, no Commitment Party nor any of its affiliates will use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and no Commitment Party nor any of its affiliates will furnish any such information to any of its other customers. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use

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in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

As you know, Goldman, Sachs & Co. LLC has been retained by the Company (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. The BMO Parties hereto acknowledge (i) the retention of Goldman, Sachs & Co. LLC as the Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to the BMO Parties on the part of GS or its affiliates. In addition, the Commitment Parties may employ the services of their respective affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning the Company, the Target and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.
Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and subject to the confidentiality obligations, of the Commitment Parties hereunder.

Each Commitment Party is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Bridge Facility (including in connection with determining the terms of the Bridge Facility) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. The Company agrees that it will not assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by such Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby. The Company acknowledges and agrees that the Commitment Parties are not advising the Company as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Commitment Parties shall have no responsibility or liability to the Company with respect thereto. Any review by any Commitment Party of the Company, the Target, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and its affiliates, and shall not be on behalf of the Company. It is understood that this paragraph shall not apply to or modify or otherwise affect any arrangement with any financial advisor separately retained by you or any of your affiliates in connection with the Acquisition, in its capacity as such.

9.	Confidentiality
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and those of the Target and its subsidiaries and the Target itself, in each case on a confidential and need-to-know basis (provided that any disclosure of the Fee Letter or their terms or substance to the Target or its officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted as to the amount of fees and other economic terms of the “market flex provisions”, if any, in a customary manner, unless the Commitment Parties party thereto shall otherwise agree), (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law or

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regulation or as requested by a governmental authority (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly in advance thereof), (c) upon notice to the Commitment Parties, this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof, other than the aggregate fee amount contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility or in any public or regulatory filing requirement (including any filing requirement of the Securities and Exchange Commission) relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation)) may be disclosed in any prospectus or offering memoranda relating to the Senior Notes in any syndication or other marketing material in connection with the Bridge Facility or in connection with any public filing requirement, (d) the Term Sheet may be disclosed to Lenders and potential Lenders and to any rating agency in connection with the Acquisition and the Bridge Facility, and (e) with the Commitment Parties’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed); provided that the foregoing restrictions shall cease to apply in respect to the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and their terms and substance) after this Commitment Letter has been accepted by you.
The Commitment Parties shall use all nonpublic information received by them in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants (and such actual or prospective Lenders or participants shall also be permitted to receive the “Disqualified Lender” list and supplements thereto), (c) in any legal, judicial or administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over any Commitment Party or its affiliates (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority or regulation)), (e) to the employees, officers, directors, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential on terms that are substantially identical to the terms set forth herein (provided that such Commitment Party shall be responsible for the compliance of its affiliates and Representatives with the provisions of this paragraph), (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential on terms that are substantially identical to the terms set forth herein, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions and any related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or breach by any other party of any confidentiality obligation known by such Commitment Party to exist in favor of you, the Target or your or its affiliates, (h) for purposes of establishing a “due diligence” defense, (i) to the extent that such information is received by such Commitment Party from a third party that is not known by such Commitment Party to be subject to confidentiality obligations to you or your affiliates, (j) to enforce its respective rights hereunder or under the Fee Letter or (k) to the extent such information was independently developed by such Commitment Party without reliance on confidential information; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or

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prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis on terms that are substantially identical to the terms set forth herein and in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information. The Commitment Parties’ obligations under this paragraph shall remain in effect until the earlier of (x) the date that is two years from the date hereof and (y) the date the Credit Documentation becomes effective, at which time our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery thereof.

10.	Miscellaneous
This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed) (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. Notwithstanding the foregoing, GS may assign its commitments and agreements hereunder, in whole or in part, to Goldman Sachs Lending Partners LLC and such assignment shall relieve GS of its commitment hereunder. Each Commitment Party reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in their sole discretion, but subject in all respects to the terms of this Commitment Letter. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim, controversy or dispute (whether arising in contract, equity, tort or otherwise) arising under or related to this Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, however, that the laws of the State of Minnesota shall govern in determining (i) the interpretation of the definition of “Material Adverse Effect” (as defined in Exhibit C) and whether or not a Material Adverse Effect has occurred, (ii) the accuracy of any Specified Representation and whether as a result of any inaccuracy thereof, a condition to your obligations to close under the Acquisition Agreement has not been met or you have the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate your obligations under the Acquisition Agreement and (iii) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (in each case without regard to its rules of conflicts of law).
You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been

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brought in any inconvenient forum or otherwise based on lack of personal jurisdiction or improper venue. YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
Each Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and each of the Lenders is required to obtain, verify and record information that identifies the Company and its subsidiaries, which information includes names, addresses, tax identification numbers and other information that will allow each Commitment Party and each of the Lenders to identify the Company and its subsidiaries in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.
The indemnification, fee, expense, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of Information and representations with respect thereto) and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Credit Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Credit Documentation has comparable provisions with comparable coverage. You may terminate this Commitment Letter and the Commitment Parties’ commitments hereunder in full (but not in part) at any time subject to the provisions of the preceding sentence.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m., New York City time, on September 15, 2019. The Commitment Parties’ commitments and agreements hereunder, will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that we receive your executed counterparts to this Commitment Letter and the Fee Letter in accordance with this paragraph and the initial funding under the Bridge Facility does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree in writing to an extension. “Expiration Date” means the earliest of (i) 5:00 p.m., New York City time, on December 31, 2019, (ii) the closing of the Acquisition with or without the use of the Bridge Facility, (iii) the public announcement of the abandonment of the Acquisition by you (or any of your affiliates) and (iv) the termination of the Acquisition Agreement prior to closing of the Acquisition or the termination of your (or any of your affiliates’) obligations under the Acquisition Agreement to consummate the Acquisition in accordance with the terms thereof.

[Signature Pages Follow]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.
Very truly yours,

GOLDMAN SACHS BANK USA

By: /s/ Thomas M. Manning___________
Name: Thomas M. Manning
Title: Authorized signatory

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BANK OF MONTREAL

By: /s/ Katie Jones_____________________
Name: Katie Jones
Title: Managing Director

BMO CAPITAL MARKETS CORP.

By: /s/ Katie Jones______________________
Name: Katie Jones
Title: Managing Director

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Accepted and agreed to as of
the date first written above by:

WINNEBAGO INDUSTRIES, INC.

By: /s/ Michael J. Happe_____________________
Name: Michael J. Happe
Title: President and CEO

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Exhibit A

PROJECT SUNRISE
TRANSACTION SUMMARY
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B and C thereto.
Octavius Corporation, a Delaware corporation (“Buyer”) and subsidiary of Winnebago Industries, Inc. (the “Company”) intends to acquire (the “Acquisition”) all of the outstanding equity interests of certain companies previously identified to us as “Sunrise” (collectively, the “Target”) pursuant to the Stock Purchase Agreement, dated as of the date hereof (together with all exhibits, schedules and disclosure letters thereto, the “Acquisition Agreement”), among the Company, the Target, the equityholders of the Seller (the “Sellers”), the Buyer and certain other parties. In connection therewith, it is intended that:

(a)
The Company will (i) obtain up to $290 million in gross cash proceeds from either (x) the issuance of senior secured notes in a public offering or a private placement under Rule 144A or other private placement (the “Senior Notes”) and/or (y) if the Company does not, or is unable to, issue the full amount of the Senior Notes at or prior to the time the Acquisition is consummated, a senior secured bridge facility (“Bridge Facility”, and, together with the Senior Secured Facilities, the “Bridge Facility”) in an amount up to $290 million less the gross cash proceeds from the issuance of the Senior Notes and Securities (as defined in the Fee Letter).

(b)	The Company may draw on the unutilized portion of the Existing ABL Facility in an amount up to $16.0 million (the “ABL Draw”).

(c)	The Company will issue 2,000,000 shares of common equity to certain Sellers in accordance with the terms of the Acquisition Agreement (the “Equity Consideration”).

(d)
The proceeds of the Senior Notes, the Bridge Facility (to the extent obtained), the ABL Draw, the Equity Consideration and cash on hand at the Company and its subsidiaries shall be applied (i) to refinance all existing indebtedness of the Target and its subsidiaries, except for capital lease obligations outstanding as of the date hereof, (ii) to pay the purchase price in connection with the Acquisition and (iii) to pay the fees, costs and expenses incurred in connection with the Transactions (the amounts set forth in clauses (i) through (iii) above, collectively, the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the satisfaction (or waiver by the Commitment Parties) of the conditions set forth in Exhibit C and the initial funding of the relevant Bridge Facility.

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Exhibit B
PROJECT SUNRISE
BRIDGE FACILITY
Summary of Terms and Conditions
Set forth below is a summary of the principal terms and conditions for the Bridge Facility. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibits A and C attached thereto.
1.     PARTIES

Borrower:	Winnebago Industries, Inc. (the “Borrower”).

Guarantors:
Each of the domestic Loan Guarantors (as defined in the Existing Term Loan Agreement and as herein referred to as the “Guarantors”) under the Existing Term Loan Facility will guarantee all obligations under the Bridge Facility.

The guarantees of the Bridge Loans (as defined below) shall rank pari passu with all senior indebtedness and shall rank senior to all subordinated indebtedness of such Guarantors.

Joint Lead Arrangers and Joint Bookrunners:	The Lead Arrangers.

Administrative Agent and

Collateral Agent:
GS will act as the Administrative Agent (in such capacity, the “Administrative Agent”) and the Collateral Agent (in such capacity, the “Collateral Agent”) for the Lenders holding the Bridge Loans from time to time.

Documentation Agent and Syndication Agent:	GS.

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Lead Arrangers (collectively, the “Lenders”).
2.     TYPE AND AMOUNT OF BRIDGE FACILITY

Bridge Loans:
The Lenders will make senior secured loans (the “Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount not to exceed $290.0 million less the amount of gross proceeds from the issuance of any Senior Notes and Securities.

Ranking:	The Bridge Loans, each guarantee of the Bridge Loans and all obligations with respect thereto will be secured on a senior secured basis and rank pari passu in right of payment with all obligations

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of the Borrower under the Existing Term Loan Facility. The priority of the security interests and related creditor rights between the Existing Term Loan Facility, the Existing ABL Facility and the Bridge Loans, guarantees of the Bridge Loans and all obligations with respect thereto will be set forth in the intercreditor agreement among the Borrower, Winnebago of Indiana, LLC, Grand Design RV, LLC, Octavius Corporation and JPMorgan Chase Bank, N.A. (as amended, restated, supplemented or otherwise modified to date, the “Intercreditor Agreement”).

Security:
The Bridge Loans, each guarantee of the Bridge Loans and all obligations with respect thereto will be secured by (a) first priority security interests in the Term Loan Priority Collateral (as defined in the Intercreditor Agreement) and (b) second priority security interests in the ABL Priority Collateral (as defined in the Intercreditor Agreement) (collectively, the “Collateral”). All security arrangements relating to the Bridge Loans will be perfected on the Closing Date. The foregoing requirement is subject to and limited and qualified by the Limited Conditionality Provision.

Availability:
The Lenders will make the Bridge Loans in a single draw on the Closing Date; provided, however, that the principal amount of the Bridge Loans shall not be less than $250.0 million and the Borrower will inform the Lead Arrangers of the amount of Bridge Loans to be drawn on the Closing Date prior to the commencement of the Marketing Period (as defined in Exhibit C); provided, further, that such notice will be terminated with respect to the Bridge Loans if a like amount of Senior Notes or Securities are issued on or prior to the Closing Date.

Use of Proceeds:	The proceeds of the Bridge Loans will be used to finance the Acquisition and pay other Transaction Costs.

Maturity/Exchange:
The Bridge Loans will mature on the 5th anniversary of the Closing Date (the “Maturity Date”). The Lenders in respect of such Bridge Loans will have the option at any time or from time to time after the first anniversary of the Closing Date to receive Exchange Notes (the “Exchange Notes”) in exchange for such Bridge Loans having the terms set forth in the term sheet attached hereto as Annex I; provided that a Lender may not elect to exchange its outstanding Bridge Loans for Exchange Notes unless the conditions set forth in Annex I under “Principal Amount” have been satisfied.

The Bridge Loans and the Exchange Notes shall be pari passu for all purposes.

Interest:
Initially, until the earlier of (i) the first anniversary of the Closing Date or (ii) the occurrence of a Demand Failure Event (such earlier Date, the “Conversion Date”), the Bridge Loans will accrue interest

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at a rate per annum equal to the Adjusted LIBOR (as defined below) plus 650 basis points (the “Initial Margin”). The Initial Margin will increase by an additional 50 basis points on the date that is 90 days after the Closing Date and an additional 50 basis points for each additional 90 days thereafter; provided that at no time shall the interest rate in effect on the Bridge Loans exceed the Bridge Cap (as defined in the Fee Letter). At any time when the Borrower is in default in the payment of any amount under the Bridge Facility, such overdue amount shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.
Following the Conversion Date, all outstanding Bridge Loans will accrue interest at the rate provided for Exchange Notes in Annex I hereto.
Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.
“Adjusted LIBOR” for each three-month period after the Closing Date, means the greater of (i) 0.00% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for such three-month period appearing on the LIBOR01 Page published by Reuters two business days prior to the commencement of such period.
Interest will be payable (or shall accrue) in arrears and prior to the Conversion Date, at the end of each three-month period after the Closing Date and on or after the Conversion Date, semi-annually, commencing on the date that is six months after the Conversion Date and on the final maturity date.
3.    CERTAIN PAYMENT PROVISIONS

Optional Prepayment:
The Bridge Loans may be prepaid, in whole or in part without penalty (other than break funding payments) in minimum amounts to be agreed, at the option of the Borrower, at any time upon three (3) business days’ prior notice, at par plus accrued and unpaid interest to the redemption date.

Mandatory Redemption:
Prior to the Conversion Date, the Borrower will be required to prepay Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest, in each case subject to exceptions and baskets to be agreed, from 100% of (i) net cash proceeds of the issuance of the Senior Notes and / or the Securities, (ii) net cash proceeds from any issuance of equity, and (iii) net cash proceeds of all non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation) by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested in accordance with the Existing Term Loan Facility or required to repay the Existing Term Loan Facility, which such proceeds are to be shared

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on a pro rata basis with the Existing Term Loan Facility. Prior to the Conversion Date, the Borrower will also be required to make a mandatory offer to prepay Bridge Loans following the occurrence of a change of control (to be defined) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest.
On or after the Conversion Date, the Borrower will be required to make a mandatory offer to prepay Bridge Loans (i) following the occurrence of a change of control (to be defined) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest and (ii) upon certain asset sales, subject to provisions for customary reinvestment as set forth in the Existing Term Loan Facility (which offer shall be at 100% of the principal amount of such Bridge Loans plus accrued and unpaid interest) and shall be shared on a pro rata basis with the Existing Term Loan Facility.
4.    CERTAIN CONDITIONS

Conditions Precedent:	The availability of the Bridge Facility on the Closing Date will be subject only to the conditions precedent set forth in Section 6 of the Commitment Letter and on Exhibit C to the Commitment Letter.
5.    DOCUMENTATION
Bridge Credit

Documentation:
The definitive documentation for the Bridge Facility (the “Bridge Credit Documentation”) shall contain those terms and conditions usual for facilities and transactions of this type as may be reasonably agreed by the Lead Arrangers and the Lenders.

Representations and

Warranties:
Usual for facilities and transactions of this type, and others as reasonably agreed by the Lead Arrangers and the Lenders and consistent, to the extent applicable, with those in the Existing Loan Documentation.

Covenants:
Prior to the Conversion Date, the Bridge Credit Documentation (i) will contain such affirmative and negative covenants (but not financial maintenance covenants) as are usual and customary for bridge loan financings of this type, subject to modifications to reflect current market conditions for companies in the same industry and (ii) shall be no more restrictive than the Existing Term Loan Facility. Prior to the Conversion Date, prepayments of junior debt and the restricted payments, debt and liens covenants of the Bridge Loans will be more restrictive than those of the Exchange Notes, as reasonably agreed by the Lead Arrangers and the Borrower.

On or after the Conversion Date, the covenants shall be customary for high yield senior debt offerings, subject to modifications to

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reflect current market conditions for companies in the same industry and other changes to be mutually agreed.
Notwithstanding the foregoing, both prior and after the Conversion Date, (x) the “builder” basket in the restricted payments covenant shall start from the first quarter after the Closing Date and be based on 50% of Consolidated Net Income (as defined in the Existing Term Loan Facility) with no starter amount and (y) payments of unsecured debt and junior secured debt will constitute restricted payments.

Events of Default:
Usual for facilities and transactions of this type, and others as reasonably agreed by the Lead Arrangers and the Borrower. Following the Conversion Date, the events of default relevant to the Bridge Loans will automatically be modified so as to be consistent with the Exchange Notes.

Voting:
Amendments and waivers of the Bridge Credit Documentation will require the approval of Lenders holding more than 50% of the outstanding Bridge Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rate or spreads, (ii) except as provided under “Maturity/Exchange” above, extensions of the Maturity Date and (iii) additional restrictions on the right to exchange Bridge Loans for Exchange Notes or any amendment of the rate of such exchange and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages set forth in the definition of “required lenders” or any similar defined term, (ii) modifications to the mandatory prepayment provisions and (iii) releases of any significant Guarantor.

Assignment and Participation:
Subject to the prior approval of the Administrative Agent, the Lenders will have the right to assign Bridge Loans and commitments (other than to Disqualifier Lenders) without the consent of the Borrower; provided that prior to the Conversion Date, the consent of the Borrower shall be required with respect to any assignment that would result in the Commitment Parties and their respective affiliates collectively holding less than 50.1% of the aggregate outstanding principal amount of Bridge Loans. Assignments will be by novation that will release the obligation of the assigning Lender.

The Lenders will have the right to participate their Bridge Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

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Yield Protection:	Substantially similar to those contained in the Existing Term Loan Agreement.

Expenses and Indemnification:
The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent and the Commitment Parties associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Bridge Credit Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each applicable jurisdiction to the Administrative Agent, the Collateral Agent and the Commitment Parties and their respective affiliates, in each case for all such parties taken together) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent and the Lenders (including the reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each applicable jurisdiction for the Administrative Agent, the Collateral Agent and the Lenders (and, in light of actual or potential conflicts of interest or the availability of different claims or defenses (as reasonably determined by the affected party), one additional firm of counsel to each group of similarly affected parties)) in connection with the enforcement of the Bridge Credit Documentation.

The Administrative Agent, the Collateral Agent, the Commitment Parties and the Lenders (and their respective affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including reasonable and documented legal expenses of (x) one primary counsel and one local counsel in each applicable jurisdiction, in each case for the indemnified persons taken as a whole and (y) one additional counsel for each affected indemnified person in light of actual or potential conflicts of interest or the availability of different claims or defenses) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence, bad faith or willful misconduct of the relevant indemnified person (or its related parties), in each case as determined by a final, nonappealable judgment by a court of competent jurisdiction.

Governing Law and Forum:	New York.
Counsel to the Administrative
Agent and the Lead Arrangers:        Latham & Watkins LLP.

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Annex I to Exhibit B
Summary of Terms and Conditions
of Exchange Notes
Capitalized terms used but not defined herein have the meanings set forth or referred to in the Exhibit C to which this Annex I is attached.

Issuer:	The Borrower (in its capacity as issuer, the “Issuer”) will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”).

Guarantors:	Same as the Bridge Loans.
The guarantees of the Exchange Notes shall rank pari passu with all senior indebtedness and shall rank senior to all subordinated indebtedness of such Guarantors.

Principal Amount:
The Exchange Notes will be available only in exchange for the Bridge Loans on or after the Conversion Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Bridge Loans for which it is exchanged, and any accrued interest then not due will be carried over. In the case of the initial exchange by Lenders, the minimum amount of Bridge Loans to be exchanged for Exchange Notes shall not be less than $100.0 million.

Security:	Same as the Bridge Loans.

Maturity:	The Exchange Notes will mature on the 5th anniversary of the Closing Date.

Interest Rate:	The Exchange Notes will bear interest at a rate equal to the Bridge Cap.
At any time when the Borrower is in default in the payment of any amount under the Exchange Notes, such overdue amount shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.
Interest will be payable in arrears semi-annually commencing on the date that is six months following the Conversion Date and on the final maturity date.

Optional Redemption:	Subject to the following paragraph, the Exchange Notes may be redeemed, in whole or in part, at the option of the Issuer, at any time at par plus accrued and unpaid interest to the redemption date.
The Exchange Notes will be (a) non-callable for the first two years from the Closing Date (subject to a 35% equity clawback within

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the first two years from the Closing Date and make-whole provisions); and (b) thereafter, callable or prepayable at par plus accrued interest plus a premium equal to 75% of the coupon in effect on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the maturity of the Exchange Notes.
Notwithstanding the foregoing, any Exchange Notes held by GS or its affiliates (other than Asset Management Affiliates (as defined in the Fee Letter) and Exchange Notes held for purposes of market making activities) may be repaid, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date.

Mandatory Offer to Purchase:
The Issuer will be required to offer to repurchase the Exchange Notes upon the occurrence of a change of control (which offer shall be at 101% of the principal amount of such Exchange Notes plus accrued and unpaid interest) and upon certain asset sales, subject to provisions for customary reinvestment as set forth in the Existing Term Loan Facility (which offer shall be at 100% of the principal amount of such Exchange Notes plus accrued and unpaid interest) and shall be shared on a pro rata basis with the Existing Term Loan Facility.

Registration Rights:	None.
Right to Transfer

Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:
Customary for high yield senior debt offerings, subject to modifications to reflect current market conditions for companies in the same industry and other changes to be mutually agreed; provided, that, (x) the “builder” basket in the restricted payments covenant shall start from the first quarter after the Closing Date and be based on 50% of Consolidated Net Income (as defined in the Existing Term Loan Facility) with no starter amount and (y) payments of unsecured debt and junior secured debt will constitute restricted payments.

Events of Default:	Customary for high yield senior debt offerings, subject to modifications to reflect current market conditions for companies in the same industry and other changes to be mutually agreed.
Governing Law and Forum:        New York.

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Exhibit C
PROJECT SUNRISE
Conditions
The availability and initial funding of the Bridge Facility shall be subject to the satisfaction (or waiver by the Commitment Parties) of solely the following conditions (subject to the Limited Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A and B thereto.
1.Each party thereto shall have executed and delivered the Credit Documentation on terms consistent with the Commitment Letter, and the Administrative Agent shall have received:

a.	customary closing certificates, corporate and organizational documents, good standing certificates, customary legal opinions and lien search results; and

b.
a certificate from the chief financial officer of the Company, in the form attached as Annex I to this Exhibit C, certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

2.Substantially concurrently with the initial funding contemplated by the Bridge Facility and as a condition to the funding of the Bridge Facility, the Company (i) shall have received no greater than $16.0 million in gross proceeds from the ABL Draw and (ii) will issue the Equity Consideration.
3.On the Closing Date, after giving effect to the Transactions, neither the Company nor any of its subsidiaries (including, for the avoidance of doubt, the Target and its subsidiaries) shall have any indebtedness for borrowed money other than the Bridge Facility and Permitted Surviving Debt. The Administrative Agent shall have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid on the Closing Date and the discharge (or the making of arrangements for discharge) of all liens securing any assets or property of the Company and its subsidiaries (including the Target and its Subsidiaries) other than liens permitted to remain outstanding under the Credit Documentation.
4.The Acquisition shall, substantially concurrently with the initial funding of the Bridge Facility, be consummated pursuant to the Acquisition Agreement and no provision thereof shall have been amended or waived, and no consent or request shall have been given under the Acquisition Agreement, in any way that is materially adverse to the Lenders in their capacities as such (it being understood and agreed that (a) amendments, waivers and other changes to the definition of “Material Adverse Effect” (or other term of similar import), and consents and requests given or made pursuant to such definition shall in each case be deemed to be materially adverse to the Lenders, (b) it shall be deemed to be materially adverse to the Lenders if Buyer does not exercise its option to terminate the Acquisition Agreement pursuant to Section 6.3(g) of the Acquisition Agreement in the event it is eligible to do so, and (c) any modification, amendment or express waiver or consents by you that results in (x) an increase to the purchase price shall be deemed to not be materially adverse to the Lenders so long as such increase is funded solely with an issuance of common equity of the Company and (y) a decrease to the purchase price shall be deemed to not be materially adverse to the Lenders so long as such reduction is applied to reduce the Equity Consideration and the Bridge Facility on a pro rata basis (provided, however, that the principal amount of the Bridge Facility (or Senior Notes) shall not be less than $250.0 million and to the extent a pro rata reduction in subclause (y) would reduce the Bridge Facility (or Senior Notes) to an amount below $250.0 million, such reduction will be deemed to be materially adverse to the Lenders).

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5.The closing and effectiveness of, and initial funding under, the Bridge Facility shall have occurred on or before the Expiration Date.
6.The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Company and its subsidiaries and the Target and its subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Company and its subsidiaries and the Target and its subsidiaries, for each subsequent fiscal quarter ended at least 60 days before the Closing Date; provided that filing of the required financial statements on form 10-K and/or form 10-Q by the Company or the Target will satisfy the foregoing requirements.
7.As a condition to the availability of the Bridge Facility, (a) the Investment Bank (as defined in the Fee Letter referred to in the Commitment Letter) shall have received, not later than 15 business days prior to the Closing Date, a customary offering memorandum, including financial statements, pro forma financial statements, business and other financial data of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act of 1933, which is understood not to include consolidating financial statements, “segment reporting”, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions), to consummate the offering of the Senior Notes that would allow the auditors of each of the Company and the Target to issue customary comfort letters (including customary “negative assurance” comfort) upon completion of customary procedures in connection with the offering of the Senior Notes (and the Company shall have made all commercially reasonable efforts to provide the Investment Bank with drafts of such customary comfort letters), and (b) such Investment Bank shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive business days upon receipt of the information described in clause (a) (such information, the “Required Information”), to seek to place the Senior Notes with qualified purchasers thereof, which period shall exclude certain market holiday related “blackout” periods as reasonably determined by the Lead Arrangers. If the Company reasonably believes it has delivered the Required Information, the Company may deliver to the Lead Arrangers a written notice to that effect (stating when the Company reasonably believes it completed such delivery). The notice delivered by the Company will be effective to start the Marketing Period as of the date of delivery of such notice (or such later date specified in such notice), unless on or prior to the second business day following delivery of the Company’s notice, the Lead Arrangers deliver written notice to the Company stating that they do not believe the Company has delivered the Required Information and specifying in reasonable detail the Required Information that has not been received (provided that delivery of such written notice from the Lead Arrangers to the Company will not prejudice the Company’s right to assert that the Required Information has, in fact, been delivered).
8.The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions (including the acquisition of the Target) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

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9.(a) Each of the Acquisition Agreement Representations shall be true and correct; and (b) each of the Specified Representations shall be true and correct in all material respects (and in all respects if qualified by material adverse effect or other materiality qualifier).
10.The Administrative Agent shall have received, (x) at least 3 business days prior to the Closing Date to the extent requested at least 10 days prior to the Closing Date, all documentation and other information required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (y) a beneficial ownership certificate to the extent required under, and in accordance with the requirements of, the Beneficial Ownership Regulation.
11.All fees and expenses due and payable to the Commitment Parties and the Lenders and required to be paid on or prior to the Closing Date shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings under the Bridge Facility, so long as any such fees or expenses not expressly set forth in the Fee Letter have been invoiced not less than two (2) business days prior to the Closing Date (except as otherwise reasonably agreed by the Company).
12.Subject to the Limited Conditionality Provision, all actions necessary to establish that the Administrative Agent will have a perfected security interest in the Collateral shall have been taken.
13.Since December 31, 2018, there shall not have occurred any change, event, development, effect, condition, circumstance, matter, occurrence or state of facts that has had or would reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement).

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Annex I to Exhibit C

FORM OF SOLVENCY CERTIFICATE
[__________], 20[__]
This Solvency Certificate is being executed and delivered pursuant to Section [__] of the Credit Agreement (the “Credit Agreement”), dated as of [______], 20[__], among Winnebago Industries, Inc. (the “Company”), the lenders party thereto from time to time and Goldman Sachs Bank USA, as the administrative agent; the terms defined therein being used herein as therein defined.
I, [__________], the chief financial officer of the Company, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Company and that I am generally familiar with the businesses and assets of the Company and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Company pursuant to the Credit Agreement.
I further certify, solely in my capacity as chief financial officer of the Company, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, with respect to the Company and its Subsidiaries on a consolidated basis, (a) the sum of the liabilities of the Company and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole; (b) the capital of the Company and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Subsidiaries, taken as a whole, on the date hereof, and (c) the Company and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:__________________________________
Name:
Title: Chief Financial Officer

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